Exhibit 99.1

DELTAGEN ANNOUNCES $25.3 MILLION PRIVATE PLACEMENT

REDWOOD CITY, Calif.—May 16, 2002—Deltagen, Inc. (Nasdaq: DGEN) announced today it has entered into a definitive agreement with selected institutional and other accredited investors to raise proceeds of $25.3 million. Deltagen will sell 5,543,822 shares of its Common Stock at a price of $4.57 per share. Participants in the financing include current shareholders as well as new investors. Proceeds from the offering will be used for Deltagen’s Target Research and Development Program efforts in oncology, metabolic disorders and inflammatory diseases and other general corporate purposes.

A resale registration statement relating to any future resales of the shares to be issued in the offering will be filed with the Securities and Exchange Commission (SEC). These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Deltagen securities under the resale registration statement will be made only by means of a prospectus.

Headquartered in Redwood City, California, Deltagen is an emerging leader in the discovery and development of drugs from the human genome. Through its Target Research and Development program, Deltagen has established secreted protein and small-molecule discovery programs in the areas of oncology, metabolic disorders and inflammatory diseases. Proprietary target discovery and validation technologies, integrated chemistry capabilities, and state-of-the-art drug metabolism and toxicology programs support Deltagen’s extensive drug discovery efforts. Deltagen’s technology portfolio will serve to accelerate a series of drug candidate compound initiatives towards the clinic. Deltagen currently has secreted protein partnership agreements with Eli Lilly and Company and Hyseq, Inc. Deltagen’s principal database product, DeltaBase™, provides a database of in vivo derived, mammalian gene function information. Current DeltaBase collaborators include three of the largest pharmaceutical companies in the world: Pfizer, Inc.; GlaxoSmithKline plc; and Merck & Co.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the role that Deltagen’s DeltaBase product and gene function database information will play in third-party research programs and the extent to which genome-based research will assist researchers in their drug discovery efforts, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches; and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.